9. Summary Historical Financial Information CONFIDENTIAL 57

9. Summary Historical Financial Information

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following table sets forth Infrastructure and Energy Alternatives, LLC's summary historical financial highlights and selected operating data:

IEA Combined Financial Summary

(FYE December 31) ($ Millions)	2016A	2017A	LTM June-18
Total Revenue			
IEA	$ 602.7	$ 456.7	$ 532.4
CCS	272.7	277.0	294.7
William Charles	185.1	261.3	289.5
Total Revenue	$ 1,060.4	$ 995.1	$ 1,116.7
Gross Profit			
IEA	85.1	69.8	69.2
CCS	54.0	59.6	65.2
William Charles	28.9	34.7	39.1
Total Gross Profit	$ 168.1	$ 164.1	$ 173.5
IEA % Margin	14.1%	15.3%	13.0%
CCS % Margin	19.8%	21.5%	22.1%
William Charles % Margin	15.6%	13.3%	13.5%
Total % Margin	15.8%	16.5%	15.5%
SG&A			
IEA	18.0	16.8	18.9
CCS	18.0	19.3	19.7
William Charles	16.5	17.4	17.6
Synergies	7.1	6.6	7.5
Total SG&A	45.5	46.8	48.6
Pro Forma Adjusted EBITDA	$ 122.6	$ 117.2	$ 125.0
% EBITDA Margin	11.6%	11.8%	11.2%

CONFIDENTIAL 58 Jefferies KeyBank Fifth Third Bank

MANAGEMENT DISCUSSION AND ANALYSIS Overview IEA is a leading U.S. provider of infrastructure solutions for the renewable energy, traditional power and civil infrastructure industries. The Company is currently primarily focused on the wind energy industry, where it specializes in providing complete engineering, procurement and construction (‘‘EPC’’) services throughout the U.S. IEA is one of three Tier 1 providers in the wind energy industry and has completed more than 190 wind and solar projects in 35 states. The services the Company provides include the design, site development, construction, installation and restoration of infrastructure. Fiscal Year 2017 compared to Fiscal Year 2016 Revenue IEA recognizes revenue using the percentage-of-completion method. Under this method, the percentage of revenue to be recognized for a given project is measured by the percentage of costs incurred to date on the contract to the total estimated costs for the contract. The estimation process for revenue recognized under the percentage - of- completion method is based on the professional knowledge and experience of our project managers, engineers and financial professionals. IEA management reviews the estimates of contract revenue and costs on an ongoing basis. IEA revenue decreased $146.0 million, or 24% from $602.7 million to $456.7 million for the year ended December 31, 2016 to the year ended December 31, 2017. The decline was driven by uncertainty around Wind Industry tax benefit legislation. First, there was a slowdown in 2016 due to the uncertainty around the Production Tax Credit (“PTC”) extension. Second, there were further delays in new projects due to the uncertainty around the 2017 Tax Act. Total new wind construction declined from 8.7 GW in the year ended December 31, 2016 to 7.0 GW in the year ended December 31, 2017. CCS revenue increased by $4.3 million, or 1.6% from $272.7 million to $277.0 million for the year ended December 31, 2016 to the year ended December 31, 2017. The moderate increase was due to steady market conditions. This increase was driven by the civil division, which had several large projects under contract. The company has also seen a revenue increase from its ACC South West division. Whitney revenue increased $76.2 million, or 41.2% from $185.1 million to $261.3 million for the year ended December 31, 2016 to the year ended December 31, 2017. The significant growth was driven primarily by the Rail business. The Rockford business has also experienced steady growth via large projects in Illinois. Gross Margin Total Gross Margin increased from 15.8% to 16.5% over the period from the year ended December 31, 2016 to the year ended December 31, 2017. The 70bps of margin expansion on a Pro Forma basis was driven primarily by lowering key cost inputs. Since 2009, the cost of implementing wind powered energy sources has decreased by 67% as new technology has cut traditionally higher construction costs. This trend is largely responsible for the gross margin increase despite the revenue decline. Additionally, CCS Pro Forma Adjusted Gross Margin increased from 19.8% to 21.5% from for the year ended December 31, 2016 to the year ended December 31, 2017. Margin expansion for CCS was driven by the civil division, which was awarded remediation work in 2017 that was performed at higher margins than in the preceding year. Whitney’s Gross Margin declined 2.3% from 15.6% in year ended December 31, 2016 to 13.3% for year ended December 31, 2017. CONFIDENTIAL 59

SG&A Total SG&A increased by $1.3 million from $45.5 million to 46.8 million for the year ended December 31, 2016 to the year ended December 31, 2017. Total SG&A increased from 4.3% of revenue for the year ended December 31, 2016, to 4.7% of revenue for the year ended December 31, 2017. Selling, general and administrative expenses consist principally of compensation and benefit expenses, travel expenses and related costs for finance, benefits and risk management, legal, facilities, information services and executive personnel. Selling, general and administrative expenses also include outside professional and accounting fees, expenses associated with information technology used in administration of the business, various forms of insurance and transaction expenses. The modest increase in SG&A is a result of IEA’s expansion into electrical services beginning in 2017. The Company has hired employees dedicated to these services and has been incurring costs, including recruitment costs, with no corresponding revenue. Additionally, the Company has hired a team of resources to expand its solar presence which also has not yet generated revenue to date. Offsetting revenues for these expenses are not expected until 2018. Pro Forma Adjusted EBITDA Total Pro Forma Adjusted EBITDA decreased $5.4 million or 4.4% from $122.6 million to $117.2 million from the year ended December 31, 2016 to the year ended December 31, 2017. Total Pro Forma Adjusted EBITDA as a percentage of revenue remained generally stable from 11.6% to 11.8%. On a Pro Forma Adjusted basis, IEA’s EBITDA decreased from $67.2 million as of year ended December 31, 2016, to $53.0 million for the year ended December 31, 2017. This decline was driven primarily by a decrease in project volume as a result of “PTC” extension concerns. Additionally, EBITDA was adjusted for year ended December 31, 2017 to reflect the Company’s shift from using short term operating leases for certain equipment, including cranes and yellow iron, to using capital leases, which have more attractive financial terms. Management indicated that the Company was not able to secure capital leases in prior years given its overall leverage position. The adjustment reflects the historical benefit to EBITDA had capital leases been in place instead of operating leases. Capex Total Capex decreased marginally $1.3 million from $38.0 million to $36.7 million for the year ended December 31, 2016 to the year ended December 31, 2017 but remained stable as a percentage of total Pro Forma Revenue from 3.6% to 3.7% over the same period. The stability is a result of IEA stand-alone increasing their Capex investment 60bps from the year ended December 31, 2016 to the year ended December 31, 2017, accounting for just under 1.0% of their revenue during that period. The slight decline in Capex is also reflective of the slowdown in project volume between the year ended December 31, 2016 to the year ended December 31, 2017. The Company’s Capex investment is primarily a product of project volume, and expenditures are typically incurred in association with specific projects. On a Pro Forma basis, Capex investment also declines as the Company recognizes equipment synergies. CONFIDENTIAL 60

ADJUSTED EBITDA RECONCILIATION INFORMATION

IEA EBITDA Adjustments

Fiscal Year End December 31st, ($ millions)	2016	2017	LTM 2018[1]
Net Income	**$65.5**	**$16.5**	**$(0.9)**
Interest Expense, net	0.5	2.2	3.9
Depreciation and Amortization	3.4	5.0	6.9
Taxes	(10.1)	13.9	8.7
Reported EBITDA	**$59.3**	**$37.6**	**$18.6**
Management Adjustments			
1) Consulting fees and Tranaction costs	1.0	4.8	14.0
2) Credit support fees	2.3	1.5	0.9
3) Diversification SG&A	-	3.8	4.5
4) Stock compensation	0.2	0.1	-
5) Settlement of Customer Project Dispute	-	-	8.5
6) Capital leases	-	4.7	-
7) Canadian wind-down bonus expense	2.0	-	-
8) Discontinued Canadian operations	(1.1)	-	-
Total Management Adjustments	**$4.4**	**$14.9**	**$27.9**
Adjusted EBITDA	**$63.7**	**$52.5**	**$46.5**
Credit Agreement Adjustments			
9) Other adjustments permitted under credit agreement	3.5	(1.5)	0.7
10) Settlement of Customer Project Dispute Margin	-	1.9	3.1
Total Credit Agreement Adjustments	**$3.5**	**$0.4**	**$3.8**
Pro Forma Adjusted EBITDA	**$67.2**	**$52.9**	**$50.3**

Source: Management information and PWC analysis
(1) LTM as of 6/30/2018

CONFIDENTIAL 61 Jefferies KeyBank Fifth Third Bank

IEA EBITDA Adjustments IEA EBITDA Reconciliation 1. Management Adjustments 1) Consulting fees and Transaction costs: Represents consulting and professional fees and expenses in connection with the IPO and other acquisition costs. 2) Credit support fees: Reflects payments to Oaktree for its guarantee of certain borrowings, which guarantees did not continue post-combination. 3) Diversification SG&A: Reflects the costs, including recruiting, compensation and benefits for additional personnel, associated with IEA beginning to expand into electrical transmission work and corresponding services, which were historically subcontracted to third parties, U.S. utility scale solar, and heavy civil infrastructure. These costs currently do not have corresponding revenue, but management anticipates revenue to fiscal 2018. 5) Settlement of customer project dispute: Related to a dispute regarding the costs to be incurred to complete a project and the loss of revenue related to unbilled change orders. The three and six months ended June 30, 2018, regarding the costs to finish the project were $0.9 million and $5.6 million respectively. The loss of revenue related to unbilled changed orders for the three and six months ended June 30, 2018, was $2.5 million and $2.9 million, respectively. The add back reflects the associated negative impact to gross margin. While IEA believed it had a strong legal position to support the charges, management determined that it was in the best interests of the Company to settle the dispute, retain the important customer relationship and secure the award of an additional Wind energy project with the customer, which will be built in 2018. 6) Capital leases: Reflects the annualization of the impact on EBITDA of the capital leasing program for cranes and yellow iron, which was implemented in 2017, consisting of a (i) positive adjustment due to the elimination of cost of goods sold attributable to operating lease payments, (ii) reduction in cost of goods due to estimated and operational efficiencies resulting from the program, and (iii) representing a pro rata portion of the estimated gain due to estimated future residual value exceeding depreciated carrying value on the sale of the leased assets following the 48 month term of the lease. CONFIDENTIAL 62

CCS EBITDA Adjustments

($ millions)	2016	2017	LTM 2018[1]
Fiscal Year End December 31st,			
Net Income	**$8.0**	**$8.3**	**$10.3**
Interest Expense, net	7.8	8.3	8.3
Depreciation and Amortization	9.0	8.0	7.7
Taxes	(0.2)	4.0	5.2
Reported EBITDA	**$24.6**	**$28.6**	**$31.5**
Management Adjustments			
1) Professional expenses	0.3	-	-
2) Discontinued operations	0.2	-	-
3) Transaction costs	-	0.3	0.5
Total Management Adjustments	**$0.5**	**$0.3**	**$0.5**
Adjusted EBITDA	**$25.1**	**$28.9**	**$32.0**
Credit Agreement Adjustments			
4) Corporate overhead costs	1.3	(0.1)	(0.1)
5) Operating lease conversion	9.7	11.7	13.6
Total Credit Agreement Adjustments	**$11.0**	**$11.6**	**$13.5**
Pro Forma Adjusted EBITDA	**$36.1**	**$40.5**	**$45.6**

CCS EBITDA Adjustments

1. Management Adjustments
   3) **Transaction costs:** Represents third party advisor transaction costs. FY17 and LTM May-18 costs are associated with the current contemplated transaction, primarily related to advisor fees from their investment bankers.
   4) **Corporate overhead costs:** Represents costs that are removed from operations due to acquisition of company, i.e. CEO expense, rent expense, etc.
   5) **Operating lease conversion:** Due to its debt covenants, the Company currently is limited on the amount of capital purchases/capital leases it is able to incur in a year (currently ~$9mm). As a result, the Company typically enters into operating leases rather than capital leases as to avoid exceeding its capital expenditure limit. This reflects earnings on a pro forma basis had the Company been able to finance the assets under operating leases using a capital lease financing arrangement. Note that $21.5 million of capital leases have been added to the pro forma balance sheet to account for this conversion

Source: Management information and PWC analysis
(1) LTM as of 6/30/2018

CONFIDENTIAL 63 Jefferies KeyBank Fifth Third Bank

William Charles EBITDA Adjustments Fiscal Year End December 31st, LTM (1) ($ millions) 2016 2017 2018 Net Income $2.5 $4.7 $7.6 Interest Expense, net 0.4 0.1 0.1 Depreciation and Amortization 4.2 4.4 4.9 Taxes 0.1 0.2 0.1 Reported EBITDA $7.2 $9.4 $12.7 Credit Agreement Adjustments 1) Operating lease conversion 5.2 5.2 5.2 2) Corporate overhead costs 0.1 2.8 3.7 Total Credit Agreement Adjustments $5.3 $8.0 $8.9 Pro Forma Adjusted EBITDA $12.5 $17.4 $21.6 William Charles EBITDA Adjustments William Charles EBITDA Reconciliation 1. Management Adjustments 1) Operating lease conversion: The adjustment if the Company had been able to finance the assets under operating leases using a capital lease financing arrangement. Currently the company is limited on the amount of capital purchases/capital leases they are able to incur in a year. 2) Corporate overhead costs: Represents costs that are removed from operations due to acquisition of company, i.e. CEO expense, rent expense, etc. Source: Management information and PWC analysis (1) LTM as of 6/30/2018. CONFIDENTIAL 64